Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7166
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
daryl@weisscommpartners.com
CARDICA ANNOUNCES FISCAL 2006 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS
— Trained Leading Cardiac Surgeons on C-Port® Distal Anastomosis System –
— Significant Development Progress on C-Port Flex A Anastomosis System —
— Initiated Pivotal Trial for the PAS-Port® Proximal Anastomosis System —
REDWOOD CITY, Calif. – July 31, 2006 – Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2006 fourth quarter and year ended June 30, 2006.
“We continue to make excellent progress in the measured introduction of the C-Port® Distal Anastomosis System with focused attention on training and personalized assistance, with the goal of ensuring that our initial adopters have successful experiences and become avid users of our system,” said Bernard A. Hausen, M.D., Ph.D., Cardica’s president and chief executive officer. “In addition to a positive response to our presentations and wetlabs at the International Society for Minimally Invasive Cardiothoracic Surgery (ISMICS) conference, we have trained 38 leading cardiothoracic surgeons from major cardiac surgery centers in the United States. Moving forward, we plan to continue to build the organization to support a much larger market opportunity, potentially including less invasive coronary artery bypass graft (CABG) surgery.”
“During the quarter, we made significant development progress with the C-Port Flex A Anastomosis System, which we believe may ultimately enable automated anastomoses for less invasive bypass surgery, and advanced our pipeline with the initiation of a pivotal trial in the United States and Europe for our PAS-Port® Proximal Anastomosis System. In addition, we furthered the development of the X-Port™ Vascular Access Closure Device together with our partner Cook Inc., and recently received the CE Mark for our C-Port xA™ Distal Anastomosis System,” continued Dr. Hausen.
Recent Highlights and Accomplishments:
C-Port Progress:
•	Trained 38 cardiothoracic surgeons on the C-Port® Distal Anastomosis System since 510(k) clearance;
•	Received European CE Mark approval for the C-Port xA™ Distal Anastomosis System, Cardica’s next iteration of the C-Port system;
•	Increased cumulative worldwide shipments of C-Port systems to over 600 units; and
•	Made significant progress in the development of the C-Port Flex A Anastomosis System.
PAS-Port Progress:
•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 3,700 units, the vast majority of which have been deployed in Japan; and
•	Initiated a pivotal clinical trial in the United States and Europe to evaluate the safety and efficacy of the PAS-Port system during CABG surgery.

Corporate Progress:
•	Received a $500,000 payment from Cook Incorporated in the fiscal 2006 fourth quarter after the successful completion of the second development milestone for the X-Port™ Vascular Access Closure Device, an innovative automated device intended to be used to close openings in femoral arteries after interventional vascular procedures;
•	Presented oral and video case studies demonstrating the safety and efficacy of the company’s C-Port and PAS-Port anastomosis systems at the International Society for Minimally Invasive Cardiothoracic Surgery (ISMICS); and
•	Increased the total number of U.S. sales representatives for the C-Port system to six.
Fiscal 2006 Fourth Quarter Financial Results
Total net revenue was $889,000 for the three months ended June 30, 2006 compared to $216,000 for the same period in fiscal 2005. Total product revenue was $378,000 for the fourth quarter of fiscal 2006 versus $175,000 for the fourth quarter of fiscal 2005. Cost of product revenue was $831,000 for the fourth quarter of fiscal 2006 compared to $568,000 for the same period in fiscal 2005.
Research and development expenses for the fourth quarter of fiscal 2006 were $1.9 million compared to $2.1 million for the same period in fiscal 2005. Selling, general and administrative expenses for the fourth quarter of fiscal 2006 were $2.0 million compared to $1.2 million for the same period in fiscal 2005.
The net loss for the fourth quarter of fiscal 2006 was $3.7 million, or $0.39 per share, compared to a net loss of $3.8 million, or $2.70 per share, for the fourth quarter of fiscal 2005.
Fiscal Year Ended June 30, 2006 Financial Results
Total net revenue for the fiscal year ended June 30, 2006 was $2.1 million, the same as for the fiscal year ended June 30, 2005. Total operating costs and expenses for fiscal year 2006 were $14.2 million, compared to $12.5 million for fiscal year 2005. The net loss for fiscal year 2006 was $12.4 million, or $2.58 per share, compared to a net loss of $11.0 million, or $7.82 per share, for the same period in 2005.
Cash and cash equivalents and investments at June 30, 2006 were $32.1 million, compared to $35.1 million at March 31, 2006. As of June 30, 2006, common shares outstanding were 9,795,833 shares.
Corporate Milestone and Financial Guidance for Fiscal 2007
Cardica intends to achieve the following corporate milestones:
•	Continue to build the direct sales force, bringing the total number of sales representatives to eight by the end of calendar year 2006:
•	Train more than 80 surgeons on the C-Port® Distal Anastomosis System by the end of calendar year 2006 and continue to gain adoption of the C-Port system in the U.S.;
•	Receive 510(k) clearance from the Food and Drug Administration for the C-Port xA Distal Anastomosis System;
•	Submit the C-Port Flex A Anastomosis System for 510(k) clearance and CE Mark approval in open chest surgery in the second half of fiscal 2007;
•	Complete the PAS-Port system pivotal trial and, if successful, submit a 510(k) application to the U.S. Food and Drug Administration by the end of calendar year 2007; and
•	Achieve additional developmental milestones under the relationship with Cook, which would result in achieving additional payments totaling $1.0 million.
Cardica is providing the following financial guidance for the fiscal year ending June 30, 2007:
•	Total net revenue of $5 million to $7 million with product revenue of between $4 million and $5 million and milestone and other collaborative revenue of between $1 million and $2 million;
•	Total operating expenses of between $17 million and $19 million, including non-cash stock-based compensation expense of approximately $2 million;
•	Net loss of between $14 million and $15 million; and
•	Cash, cash equivalents and short-term investments of between $17 million and $19 million at June 30, 2007.

Conference Call Details
Cardica will hold a conference call to discuss these results for the fourth quarter and fiscal year ended June 30, 2006 and other matters related to Cardica’s business today, July 31, 2006, at 4:30 p.m., Eastern Time. To access the live conference call via phone, please dial (866) 314-4865 from the United States and Canada or (617) 213-8050 internationally. The conference ID is 31770984. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 7, 2006 and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 30488460.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at www.cardica.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Cardica, Inc.
Cardica designs and manufactures automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica provides cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure.
Cardica’s C-Port® Distal Anastomosis System is marketed in Europe and the United States. The PAS-Port® Proximal Anastomosis System is marketed in Europe and Japan and is being evaluated in a pivotal trial in the United States and Europe. Cardica also is developing additional devices to facilitate vascular and other surgical procedures. Go to www.cardica.com for more information.
Forward Looking Statements
This press release contains “forward-looking” statements, including statements relating to the introduction of Cardica’s C-Port Distal Anastomosis System, plans to continue to build the organization to support a larger market opportunity and the matters described under the heading “Corporate Milestone and Financial Guidance for Fiscal 2007,” including all financial guidance for the fiscal year ending June 30, 2007. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “believe,” “plan,” “expect,” “estimate,” “intend” and “will” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with market acceptance of Cardica’s C-Port Distal Anastomosis System, manufacturing of the C-Port Distal Anastomosis System, Cardica’s sales, marketing and distribution strategy and capabilities, our ability to obtain U.S. regulatory approval of the C-Port xA Distal Anastomosis System, the timing and success of pre-clinical studies of and other development activities related to the X-Port Vascular Access Closure Device, the timing and success of development activities related to the C-Port Flex A Anastomosis System and the timing of completion and success of the multi-national clinical trial using Cardica’s PAS-Port system, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
~financial statements follow~

Cardica, Inc.
Summary Financial Information
(amounts in thousands except per share amounts)

	Three months ended		Fiscal Year ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenue:
Product revenue, net	$378	$175	$1,028	$719
Development revenue	500	-	1,000	-
Product and royalty revenue from related party, net	11	41	31	1,027
Development revenue from related party	-	-	-	310

Total	889	216	2,059	2,056

Operating costs and expenses:
Cost of product revenue (1)	831	568	2,102	2,478
Research and development (1)	1,938	2,122	6,459	6,289
Selling, general and administrative (1)	1,988	1,162	5,645	3,753

Total operating costs and expenses	4,757	3,852	14,206	12,520

Loss from operations	(3,868)	(3,636)	(12,147)	(10,464)
Interest income	403	78	782	305
Interest expense	(261)	(262)	(1,047)	(1,048)
Other income (expense)	-	2	(4)	257

Net loss	$(3,726)	$(3,818)	$(12,416)	$(10,950)

Basic and diluted net loss per share	$(0.39)	$(2.70)	$(2.58)	$(7.82)

Shares used in computing basic and diluted net loss per share	9,660	1,415	4,817	1,401

(1) Included in operating costs and expenses are the following non-cash stock compensation expenses:
Cost of product revenue	$15	$52	$30	$52
Research and development	146	549	413	583
Selling, general and administrative	183	667	1,055	2,010

Total non-cash stock compensation expenses	$344	$1,268	$1,498	$2,645

	June 30,	June 30,
	2006	2005

Assets:	(unaudited)
Cash and investments	$32,080	$8,951
Other assets	3,078	3,195

Total assets	$35,158	$12,146

Liabilities and stockholders’ equity (deficit)
Total current liabilities	$1,645	$992
Total long-term liabilities	15,836	15,156
Convertible preferred stock	-	39,683
Stockholders’ equity (deficit)	17,677	(43,685)

Total liabilities and stockholders’ equity (deficit)	$35,158	$12,146